Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, GATX Corporation has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock and (2) our 5.625% Notes due 2066.
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the New York Business Corporation Law for additional information.
Authorized Capital Shares
Our authorized capital shares consist of 120,000,000 shares of common stock, par value 62-1/2¢ per share (“Common Stock”), and 5,000,000 shares of series preferred stock, par value $1 per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.
Voting Rights
Holders of Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our Common Stock does not have cumulative voting rights.
Dividend Rights
Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.
Other Rights and Preferences
Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.
Listing
The Common Stock is listed on The New York Stock Exchange and NYSE Chicago under the trading symbol GATX
Description of Notes
A complete description of the 5.625% Notes due 2066 issued by GATX Corporation is contained under the caption “Description of Debt Securities” in the Prospectus dated August 16, 2013 (the “Base Prospectus”) and under the caption “Description of Notes” in the Prospectus Supplement dated May 9, 2016 to the Base Prospectus, forming a part of the Form S-3 Registration Statement (File No. 333-190682) of GATX Corporation, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.